Exhibit 19.1

Ryerson Holding Corporation

INSIDER TRADING AND

CONFIDENTIALITY POLICY STATEMENT

Adopted [•], 2024

To: All Company Personnel

Introduction

This statement represents the Insider Trading and Confidentiality Policy (the “Policy”) adopted by the Board of Directors of Ryerson Holding Corporation (the “Company”) with respect to (i) the trading of securities issued by the Company, including, without limitation, common stock, convertible or derivative securities and debt securities (collectively, the “Company Securities”) and (ii) the receipt and use of material non-public information by officers, directors and employees of the Company and its subsidiaries (collectively, “Company Personnel”). Generally, immediate family members of Company Personnel, entities controlled or influenced by Company Personnel and specifically designated outsiders who have access to material non-public information of the Company should also be considered to be subject to this Policy.

Material non-public information

As an essential part of their work for the Company and its subsidiaries, Company Personnel use or have access to material non-public information. Those persons who possess or monitor such information hold a special position of trust and confidence toward it. Courts and the Securities and Exchange Commission administrative decisions interpreting the anti-fraud provisions of the securities laws generally make it unlawful for any person to trade securities while in possession of material non-public information, or to selectively disclose such information to others who may trade. Violation of these provisions may result in civil and criminal penalties, including fines and jail sentences. Although there are exceptions to these prohibitions, these exceptions are limited.

“Non-public” information is any information that has not been disclosed generally to the marketplace. Information received about a company under circumstances which indicate that such information is not yet in general circulation should be considered non-public. Non-public information relating to the Company is the property of the Company, and the unauthorized disclosure of such information is forbidden.

“Material” information is any information, positive or negative, about a company or the market for a company’s securities, which is likely to be considered important by a reasonable investor in determining whether to trade. While it is not possible to identify in advance all information that will be considered material, some examples include: earnings, dividend actions, mergers and acquisitions, major new products, major personnel changes, unusual gains or losses in operations, internal financial information which departs in any way from market expectations or the acquisition or loss of a major contract, important financial transaction, or cybersecurity incidents or breaches. We emphasize that this list is merely illustrative; courts have historically given a broad interpretation to what is deemed “material” information.

Ryerson Policy – No trading while in possession of material non-public information

Except as described in this Policy, the Company, including its subsidiaries, and Company Personnel are prohibited from trading (purchasing or selling, or offering to purchase or sell) in Company Securities while in possession of material non-public information regarding the Company or any subsidiary thereof.

Ryerson Policy – No disclosure of material non-public information

Company Personnel in possession of material non-public information may be in a position to communicate or disclose such information to a third party (a “tippee”) who profits financially by buying or selling or in some other way dealing in the Company’s stock. For anyone to pass on, or “tip” the information to someone who gains personal benefit is illegal. You can be held liable for transactions affected by a tippee, or even a tippee of a tippee. Except as described in this Policy, Company Personnel are prohibited from disclosing any material non-public information to third parties.

On occasion, it may be necessary to disclose material non-public information regarding the Company or a subsidiary thereof to persons outside the Company for legitimate business reasons. In such circumstances, the information should not be conveyed until an understanding, preferably in writing, has been reached that such information is not to be used for trading purposes and may not be further disclosed other than for legitimate business reasons; provided, that such understanding need not be reached in connection with the disclosure of such information to the Company’s legal counsel or independent auditors in connection with their provision of services to the Company or its subsidiaries.

Business partners’ material non-public information

This Policy and the guidelines described herein also apply to disclosure of material non-public information relating to other companies, including the Company’s customers, vendors, or suppliers (“business partners”), and to trading in other companies’ securities, when that information is obtained in the course of employment with, or other services performed on behalf of, the Company or its subsidiaries. Civil and criminal penalties may result from trading on inside information regarding the Company’s business partners. All employees should treat material non-public information about the Company’s business partners with the same care required with respect to information related directly to the Company.

Additional restrictions

In addition to the above restrictions relating to the receipt and use of material non-public information, Company Personnel are required to trade Company Securities in strict accordance with the guidelines set forth herein, including as to the types of Company Securities that Company Personnel are permitted to trade and, for certain Company Personnel, the timing of such trades.

The Company considers it improper and inappropriate for Company Personnel to engage in speculative transactions in Company Securities. Therefore, it is the Company’s policy that Company Personnel may not engage in any of the following transactions:

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Short Sales. Short sales of Company Securities evidences an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller lacks confidence in the Company and its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of Company Securities by Company Personnel are strictly prohibited.
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Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock price and therefore creates the appearance that a person is trading based on inside information. Transactions in options also may focus the attention of Company Personnel on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions by Company Personnel in puts, calls or other derivative securities, on an exchange or in any other organized market, are strictly prohibited.
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Speculation and Hedging. Short-term speculation based on fluctuations in the market for Company Securities may be distracting, and may unduly focus the Company’s directors, officers and employees on the Company’s short-term stock market performance. Furthermore, such activities may put the potential for personal gain in conflict with the best interests of the Company and its securityholders or create the appearance of improper or inappropriate conduct involving Company Securities. As such, Company Personnel may not engage in any hedging or monetization transactions with respect to Company Securities, including by trading in put or call options, warrants, swaps, forwards, collars, units of exchangeable funds and other derivatives or similar instruments that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any Company Securities, or by selling Company Securities “short.”
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Pledging. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on a loan. Because a margin sale or foreclosure sale may occur at a time when a person is aware of material, non-public information or otherwise not permitted to trade in Company Securities, Company Personnel are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities in any way, including as collateral for a loan.
o
Notwithstanding the foregoing, the chief legal officer of the Company may, on a case-by-case basis, authorize the pledging of Company Securities due to significant financial or other hardship on the part of a particular Company Personnel. Among the other factors that will be considered in determining whether to permit any particular transaction are the degree and nature of the hardship, the amount of securities involved, and the timing and terms of the proposed transaction. The grant of any exception to this Policy is solely within the discretion of the chief legal officer of the Company and will only be considered in extraordinary circumstances. The chief legal officer of the Company may request whatever information he or she deems necessary or appropriate in making any such determination. Any exception must be approved in advance of the transaction so Company Personnel seeking an exception should seek such approval sufficiently far in advance to permit an adequate amount of time to consider the request. Any exception granted by chief legal officer of the Company will be reported to the Compensation Committee at its next meeting following such grant.

The foregoing bullet points assume with respect to Company Securities that such Company Securities have been registered with the Securities and Exchange Commission and have been listed on a national stock exchange.

Short-term trading (certain Company Personnel only)

Section 16 of the Securities Exchange Act of 1934 imposes reporting requirements and trading restrictions on the Company’s officers, directors, and individuals who own 10% or more of a class of Company Securities. Section 16 requires them to file reports with the Securities and Exchange Commission of transactions and holdings involving the Company Securities and disgorge to the Company any profits realized on “short-swing transactions” (i.e., any purchase and sale, or sale and purchase, of the Company Securities within a period of less than 6 months); and refrain from engaging in short sales of the Company Securities. It is Company policy that directors and officers of the Company and its subsidiaries who purchase Company Securities in the open market may not sell any Company Securities of the same class during the 6 months following the purchase, nor may directors and officers of the Company and its subsidiaries purchase Company Securities for 6 months following a sale. This prohibition applies only to purchases in the open market, and not to stock option exercises or other employee benefit plan acquisitions or other transactions to which Section 16 does not apply.

Trading windows (certain Company Personnel only)

Company Personnel with access to the Company’s quarterly earnings information (regardless of whether such access is to the quarterly earnings information of the Company as a whole or only one or more of the Company’s subsidiaries) prior to the release of such information to the public are permitted to trade Company Securities only during four yearly “window periods.” The four window periods are the 30-day periods commencing on the second trading day following the date of release to the public of the Company’s earnings for the prior fiscal quarter. Generally, the earnings release will occur between 25 and 45 days after the end of each fiscal quarter. For example, if the earnings for the fiscal quarter ended on March 31st are released on May 8th, trades may be made only during the 30-day period commencing on May 10th (assuming May 8, 9 and 10 are trading days that year).

Prior notice to chief legal officer (certain Company Personnel only)

All Company Personnel required to trade during window periods are required to contact the Company’s chief legal officer prior to any trade in Company Securities at any time of the year, whether during a window period or not. Such Company Personnel wishing to trade other than during a window period may make application for an exception to this Policy based on good cause. Applications for an exception must be made for each transaction, prior to the transaction, and will be reviewed and decided in management’s sole discretion.

Company officers and directors are required to contact the chief legal officer prior to making any trades so that appropriate filings, if any, with the Securities and Exchange Commission can be coordinated. Note, however, that the officer or director, and not the Company, has the responsibility to ensure that required filings are made on a timely basis. The Company is happy to assist officers and directors in this regard.

Exercise of stock options

Please note that the restrictions outlined above do not apply to or affect the ability of Company Personnel to exercise stock options; however, they do apply to the sale of the shares issued upon exercise of such stock options, including any sale of stock as part of a broker-assisted cashless exercise of any option.

Pension plan blackout periods (certain Company Personnel only)

Company officers and directors are prohibited from, directly or indirectly, selling shares of Company common stock during a pension plan blackout period (as defined in Rule 100(b) of Regulation BTR) that temporarily prevents plan participants or beneficiaries from engaging in equity securities transactions through their plan accounts; provided, however that, with the prior approval of the Company, an officer or director may sell shares of Company common stock during a pension plan blackout period if the officer or director can conclusively demonstrate that those shares of Company common stock were not acquired in connection with his or her service or employment as a director or officer of the Company.

Rule 10b5-1 trading plans

Purchases or sales of Company Securities made pursuant to, and in compliance with, a written plan that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (a “Rule 10b5-1 Plan”) may be made without restriction to any particular period provided that (i) the Rule 10b5-1 Plan was established in good faith, in compliance with the requirements of Rule 10b5-1, at the time when such individual was not in possession of material nonpublic information about the Company or its subsidiaries and the Company had not imposed any trading blackout period, (ii) at the time of the adoption of the Rule 10b5-1 Plan, such individual certifies in writing that he or she is not in possession of material nonpublic information about the Company or its subsidiaries and that he or she is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Exchange Act Section 10(b) and Exchange Act Rule 10b-5, (iii) such individual agrees to make such amendments and modifications to the Rule 10b5-1 Plan as are requested by the Company to comply with applicable legal requirements and Company policies, (iv) the Rule 10b5-1 Plan includes in its documentation the specific amount, price and timing of the trade, or the formula for determining the amount, price and timing, and remains beyond the scope of the individual’s influence after implementation, (v) the Rule 10b5-1 Plan allows for the cancellation of a transaction and/or suspension of such Rule 10b5-1 Plan upon notice and request by the Company to the Rule 10b5-1 Plan if the Rule 10b5-1 Plan or any proposed trade (a) fails to comply with applicable laws (i.e., exceeding the number of shares that may be sold under Rule 144) or (b) would create material adverse consequences for the Company and (vi) the Rule 10b5-1 Plan includes the applicable “cooling-off” period between the date of entry into the Rule 10b5-1 Plan and the first possible transactions thereunder pursuant to Rule 10b5-1, as detailed below. An individual entering into a Rule 10b5-1 Plan must continue to act in good faith from the time of adoption through the term of the Rule 10b5-1 Plan. Any individual wishing to adopt, modify or terminate a Rule 10b5-1 Plan must notify the Company of, and receive approval from the Company for, such adoption, modification or termination prior to the effectiveness thereof. Please see the section titled “Notification and approval of Trading Plans” below for more information.

Any Rule 10b5-1 Plan must include the applicable cooling-off period between the date of entry into or modification of the Rule 10b5-1 Plan and the first possible transactions thereunder. For directors and officers, a Rule 10b5-1 Plan may not commence purchases or sales until the later of: (1) 90 days after the adoption of the Rule 10b5-1 Plan or (2) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the Rule 10b5-1 Plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the Rule 10b5-1 Plan). For persons other than directors and officers, the cooling-off period is 30 days.

Subject to the exceptions enumerated in Rule 10b5-1, individuals may not have more than one operative Rule 10b5-1 Plan at a time. Further, only one Rule 10b5-1 Plan designed to effect the open-market purchase or sale of the total amount of securities in a single transaction is permitted in any 12-month period, except with respect to a Rule 10b5-1 Plan that only authorizes qualified sell-to-cover transactions.

Notification and approval of Trading Plans

Any form of Rule 10b5-1 Trading Plan or other planned trading arrangement (any such arrangement, including any Rule 10b5-1 Plan, a “Trading Plan”), and any modification, amendment, or termination thereof, must be reviewed and approved by the chief legal officer of the Company prior to entry into, or modification, amendment, or termination of, the Trading Plan. The Company is required to disclose the fact that a director or an officer has entered into, modified or terminated a Rule 10b5-1 Plan or certain other Trading Plans in its Forms 10-Qs and 10-K covering the fiscal period during which the Trading Plan is adopted, as well as a description of the material terms of the Trading Plan, including the name and title of the director or officer, the date of adoption or termination of the Trading Plan, the duration of the Trading Plan and the aggregate number of securities to be sold or purchased under the Trading Plan. The chief legal officer of the Company may require that the form of Trading Plan be modified to address the requirements discussed above.

Post-employment obligations

Please note that this Policy continues to apply to transactions in Company Securities even after employment with, or tenure as a director of, the Company has terminated. If Company Personnel are in possession of material non-public information when his or her employment, or tenure as a director, terminates, he or she may not trade in Company Securities until that information has been publicly released for at least one full business day.

Questions

If there are any questions relating to this statement, or the applicability or interpretation of the standards discussed in this statement, please feel free to contact the Company’s chief legal officer for clarification and guidance prior to trading or the disclosure of any information.

Compliance

We expect the strictest compliance with these procedures by all Company Personnel at every level. Failure to observe them may result in serious legal difficulties for you, as well as the Company. A failure to follow their letter and spirit would be considered a matter of extreme seriousness. Additionally, all persons subject to this Policy should keep information concerning the operation of this Policy in strict confidence, such as any suspension of the trading window, which in and of itself may constitute material non-public information. All Company Personnel must execute a certificate in the form attached hereto as Exhibit A, pursuant to which they certify that, among other things, such persons are currently, and will continue to be, in compliance with this Policy.

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Exhibit A

RYERSON HOLDING CORPORATION
INSIDER TRADING AND CONFIDENTIALITY POLICY STATEMENT
CERTIFICATION OF COMPLIANCE

I, the undersigned officer, director or employee of Ryerson Holding Corporation and/or one or more of its subsidiaries, have read the attached Insider Trading and Confidentiality Policy Statement, I understand the terms of that Policy and will comply with that Policy while I am an officer, director or employee of Ryerson Holding Corporation and/or one or more of its subsidiaries.

_________________________________

(Signature)

Name:

Title:

DATE: _____________________

A-1